Exhibit 10.4

TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT
RESTRICTED STOCK

Team Member:	Participant Name
Award:	Quantity Granted Shares of Restricted Stock
Grant Date:	Grant Date
Vesting Schedule:

Vesting Date	Percent of Award Vested
11-30-2018	100%

Exhibit 10.4

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, (“Tyson”) to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Award Agreement.

1.
Terms and Conditions. The Award is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Restricted Stock Incentive Award Agreement (the “Award Agreement”) shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Vesting.

2.1.
Vesting Schedule and Forfeiture. The Award which becomes vested pursuant to the Vesting Schedule shall be considered as fully earned by you, subject to the further provisions of this Section 2. Any Awards which do not become vested in accordance with the Vesting Schedule as of your Termination of Employment with Tyson and/or its affiliates or the provisions of this Section 2 will be forfeited back to Tyson.

2.2.
Death, Disability or Retirement. In the event your Termination of Employment is due to death, Disability or, subject to your timely execution and non-revocation of a Release, Retirement, you will be fully vested in your Award. For purposes of this Agreement, “Retirement” shall mean your voluntary Termination of Employment without Cause from Tyson and/or its affiliates on or after the later of the first anniversary of the Grant Date or the date you attain age 62.

2.3.
Termination by Tyson without Cause. In the event that your employment is terminated by Tyson for reasons other than death, Disability, Retirement, or Cause, and subject to your timely execution and non-revocation of a Release, you will become vested in a pro rata portion of your Award. The pro rata portion of your Award shall equal the percentage of the total vesting period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the number of shares subject to the Award.

2.4.
Change in Control. Upon a Change in Control, all unvested shares shall become fully vested on the earlier of: (i) the date you are involuntarily terminated without Cause (as defined in your Employment Agreement) or (ii) sixty (60) days after the Change in Control. For purposes of this Award Agreement, the term “Change in Control” shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

2.5.	Definitions. For purposes of this Award Agreement, “Cause,” and “Release” shall have the meanings as set forth below:
(i)    “Cause” is defined as a termination as a result of the occurrence of one or more of the following events:
(a)    any willful and wrongful conduct or omission by you that injures Tyson;

Exhibit 10.4

(b)    any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;
(c)    you are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in a felony; or
(d)    your intentional or willful violation of any restrictive covenant of the Non-Competition, Non-Solicitation and Confidentiality Agreement or any other agreement to which you are a party with Tyson.
For purposes of this Award Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or to terminate you as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result thereof.
(ii)    “Release” shall mean that specific document which Tyson shall present to you for consideration and execution after your termination of employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, its subsidiaries, affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practical after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.

3.	Payment of Award. Vested shares subject to your Award will be delivered to you as soon as administratively practicable following the Vesting Dates set forth in Section 2.

4.
Withholding Taxes. By executing this Award Agreement and accepting the Award, you acknowledge and agree that you are responsible for all applicable income and other taxes from any Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold taxes by any manner acceptable under the terms of the Plan, but not to exceed the required minimum statutory withholding.

5.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

6.
Severability. In the event that any one or more of the provisions or portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

7.
Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to

Exhibit 10.4

the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

8.
Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date unrestricted, vested shares in your name are delivered to you by Tyson pursuant to Section 3. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

9.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

10.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

11.
No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further Awards in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

12.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any Award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason.

13.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

14.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

* * *

TYSON FOODS, INC. By: /s/ Donnie Smith
Title: President and CEO

Exhibit 10.4

NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT
This Non-Competition, Non-Solicitation and Confidentiality Agreement (this "Agreement") is entered into between Tyson Foods, Inc., and its affiliates (the “Company”), and the undersigned employee who acknowledges and accepts an equity award(s) (the “Employee”) under the Tyson Foods, Inc. 2000 Stock Incentive Plan, as amended and restated effective February 1, 2013 (“Plan”). This Agreement is effective as of the date the Employee signs below and thereby acknowledges and accepts such equity award(s).
The Employee acknowledges and understands that the Company has strong and legitimate business interests in preserving and protecting its investment in the Employee, its trade secrets and confidential business and technical information, and its relationships with (i) other employees, (ii) vendors, and (iii) prospective and existing customers. The Employee further acknowledges and understands that the Company conducts business in a specialized and highly competitive industry, and that both the Company and its competitors provide goods and services to a broad range of customers, both nationally and internationally. Therefore, the Company desires to preserve and protect its legitimate business interests by, among other things, restricting competitive activities of the Employee during the term of the Employee's employment with the Company and restricting unfairly competitive activities of the Employee following separation of that employment for a reasonable period of time.
In consideration of the foregoing, the mutual promises and the covenants contained in this Agreement, the equity awards, and other good and valuable consideration, the Company and the Employee agree as follows:
1.     Representations and Warranties. The Employee represents to the Company that the Employee (i) is not subject to any written non-solicitation or non-competition agreement with a prior employer or other business entity that would be violated by the Employee's employment or association with the Company, (ii) is not subject to any agreement with a prior employer or other business entity, including but not limited to any non-competition or non-solicitation agreement, that would be violated by the Employee's employment or association with the Company, and (iii) has not brought to the Company, directly or indirectly, any trade secrets, confidential business or technical information, documents, or other property of a prior employer or other business entity that violates the Employee's obligation to that prior employer or other business entity.
2.    Employment. The Company employs the Employee in the capacity of a director level employee or above. The Employee will devote their full time, attention, and energies during the Employee's normal working hours to the business of the Company. The Employee acknowledges their employment is at-will and that the Employee’s employment or association, or continued employment or association, with the Company may be terminated by the Company with or without cause and without notice at any time, subject to applicable law or a contrary binding agreement that covers the Employee. Nothing in this Agreement shall be construed in any way as creating any right, contract, or guaranty of employment, association, benefit, position, or working conditions for the Employee with the Company. The Employee shall perform such duties as are assigned to the Employee, subject to the instructions, directions, and control of the Company.
3.     Exit Interview; Certificate of Conclusion of Employment. Prior to the Employee's last day in the office or within five (5) days after the end of the Employee's employment with the Company, the Employee will (i) participate in an in-person (or, at the Company's option, telephone) exit interview, and (ii) execute a Certificate of Conclusion of Employment in substantially the same form as attached as Exhibit "A" to this Agreement, certifying that the Employee has complied with their obligations under this Agreement and acknowledging the Employee's continuing obligations under this Agreement.
4.     Disclosure of Agreement. For a period of one (1) year after the end of employment with the Company for any reason, the Employee must disclose this Agreement to all prospective employers, whether or not such prospective employer's business is competitive with, or related to, the business of the Company at that time. The Company may disclose this Agreement to anyone, at any time, whether or not it has reason to believe that the Employee has breached, or threatens to breach, any provision of this Agreement.
5.     Non-competition and Non-solicitation Covenants. During the Employee's employment with the Company and for a period of one (1) year following the end of employment with the Company, the Employee shall not, directly or indirectly, in any capacity:
(a)    Perform services for any person, business, company or other entity that competes with the Company within the same line or lines of business for which the Employee performed services for the Company and in the same or similar capacity as the Employee performed services for the Company;
(b)    Counsel, solicit, or attempt to induce any person employed by or associated with the Company and with whom the Employee had substantive dealings on the Company’s behalf, whether that person is a full-time employee, part-time employee, customer, vendor, or independent contractor, to terminate their employment or association with the Company; or

Exhibit 10.4

(c)     Solicit the employment or services of any person formerly employed or associated by the Company with whom the Employee worked or had substantive dealings during the Employee’s employment with the Company and if that person was employed at the Company during the last twelve (12) months of the Employee’s employment, regardless of whether that person was a full-time employee, part-time employee or independent contractor.
6.     Restrictions on Use and Disclosure of Proprietary Information. The Employee shall not, except in connection with the performance of the Employee's duties for the Company or except with the prior written consent of the Company, at any time during or following the termination of the Employee's employment with the Company for any reason, directly or indirectly, use or disclose, for any purpose "Proprietary Information" (as hereinafter defined). The Employee may not remove any Proprietary Information from the premises of the Company and must promptly return all Proprietary Information to the Company that the Employee may discover to be in the Employee's possession. To the extent the Proprietary Information relates to a third party, the Employee may not use or disclose such Proprietary Information in a way that is contrary to any agreement between the Company and the third party. The Employee understands and agrees that any disclosure of Proprietary Information to other Company employees shall be on a need to know basis only.
For purposes of this Agreement, “Proprietary Information” shall mean any information or materials that the Employee has obtained or that have been disclosed to the Employee, whether intentionally or unintentionally, as a result of the Employee's association and relationship with the Company, relating to the Company or to its business, finances, vendors (prospective as well as current), customers (prospective as well as current), or employees (prospective as well as current), regardless of whether any such information is marked as confidential or proprietary, and regardless of its medium, including, without limitation, the following information relating to the Company (a) business plans, strategies, forecasts, projections and analyses and pricing structures, (b) potential or pending acquisitions, dispositions, mergers, joint ventures or other types of corporate transactions, (c) potential or pending legal or regulatory proceedings, (d) employees, customers and suppliers (including information of third parties that the Company or any of its affiliates is obligated to maintain in confidence), (e) product and service formulae and specifications, (f) manufacturing, purchasing, logistics, sales and marketing activities or processes; (g) any menus, recipes, forms, agreements, or documents; (h) any trade secrets of the Company; (i) any databases, computer programs, computer printouts, files, records, documents, or other papers, information, or materials concerning the Company's business, finances, vendors, customers, or employees; (j) any other information not generally known that is disclosed to the Employee or known by the Employee as a consequence of the Employee's employment or association with the Company; and (k) any other information or materials related to any of the foregoing categories of information. Proprietary Information shall not, however, for purposes of this Agreement, include any information (A) that is or that becomes publicly-available through no fault or act of the Employee, or (B) that is or was received by the Employee from a third party that does not have an obligation of confidentiality to the Company.
Nothing in this Agreement is intended to relieve the Employee of any obligations regarding Confidential or Proprietary Information under any other agreement the Employee has entered with the Company. To the extent that any provision regarding Confidential or Proprietary Information in this Agreement is found to be inconsistent with a provision in any other agreement between the Company and the Employee, the provision that affords greater protection to the Company's information shall prevail.
7.     The Company's Ownership of Inventions and Copyrightable Works. During the Employee's employment, the Employee may develop, make or otherwise be informed of inventions, including but not limited to, innovations; procedures; systems; processes; apparatuses; computer programs/software or any improvements of the foregoing, useful to the present, planned, or reasonable development, expansion, or extension of the business of the Company, which may or may not be patentable or suitable for treatment as a trade secret (collectively, “Inventions”). The Employee understands and agrees that all right, title, and interest in and to such Inventions which are developed and/or made by the Employee, either alone or with others, during the Employee's employment with the Company and during a period of ninety (90) days after termination of such employment, whether or not done during the Employee's regular working hours, belong to the Company. The Employee further agrees not to disclose any of these Inventions to others, without the express prior written consent of the Company, except as required by the Employee's employment. During the Employee's employment and thereafter, whenever requested to do so by the Company, the Employee shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any other countries for such Inventions and in order to assign and convey to the Company or its nominees the sole and exclusive right, title and interest in and to such Inventions.
The Employee further understands and agrees that all writings, computer programs, drawings, designs, and other copyrightable works ("Copyrightable Works") authored by the Employee while employed by the Company and for ninety (90) days after termination of such employment which are related to the present or planned business of the Company will be works made for hire under copyright laws and will be in the Company's name.
8.     Remedies. In the event of a breach by the Employee of any of the restrictions set forth in Section 5 or Section 6 of this Agreement, such a breach may irreparably injure the Company and leave the Company with no adequate remedy at law and money damages will be an inadequate remedy for any such breach. If legal proceedings should have to be brought by the Company against

Exhibit 10.4

the Employee to enforce any such restrictions, the Company shall be entitled to pursue all available civil remedies, including without limitation:
(a)     If the Employee breaches Section 5, preliminary and permanent injunctive relief restraining the Employee from violating, directly or indirectly, the restrictions of Section 5; and
(b)     If the Employee breaches Section 6, the remedies provided by trade secrets laws and preliminary and permanent injunctive relief restraining the Employee from any unauthorized use or disclosure of any Proprietary Information, in whole or in part, and from rendering any service to any person, corporation, partnership, limited liability company, joint venture, association, or other business organization to whom or to which such information, in whole or in part, has been disclosed or is threatened to be disclosed;
If the Employee breaches either Section 5 or Section 6, in addition to any equitable relief described in subsections (a) and (b) above, the Company may recover any other damages it has suffered as a result of such breach, including but not limited to compensatory damages and consequential damages, and will be entitled to recover its attorneys' fees and costs incurred as a result of such breach and in connection with seeking remedies for such breach. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies available to it for breach or threatened breach of the provisions of Section 5 or 6 of this Agreement.
If the Company brings action against the Employee to enforce any restriction of Section 5 of this Agreement, the period of restriction shall be deemed to be begin running on the date of entry of an order granting the Company preliminary or temporary injunctive relief, and shall continue uninterrupted for the remainder of the period of restriction. The Employee acknowledges that if the Employee fails to honor this Agreement's restrictions until the Company brings legal action or a court orders the Employee to comply, the purposes and intended effects of those restrictions would be frustrated by measuring the period of restriction from the date of termination of employment.
9.     Reasonableness of Restrictions. The Employee acknowledges that: (i) each of the restrictions contained in Sections 5 and 6 of this Agreement are reasonable and necessary to protect the Company's legitimate business interests; (ii) each provision is supported by valid business interests, including without limitation, the need to protect the Company's Proprietary Information and the need to protect its substantial relationships with employees, vendors, and other persons associated with it and prospective and current customers; and (iii) the restrictions of Sections 5 and 6 of this Agreement are essential to the full protection of each of those valid business interests.
If any restriction of Sections 5 or Section 6 of this Agreement is held by a court of competent jurisdiction to be unenforceable for any reason, the court shall modify that restriction to the minimum extent necessary to render it enforceable against the Employee, and as stated in Section 18(d) of the Agreement, the rest of the Agreement shall remain in full force and effect.
10.    Assignment. The Company may assign the Employee's obligations under this Agreement, including but not limited to the restrictions and remedies of Sections 5, 6 and 7 of this Agreement, to any third person or entity in connection with the acquisition, merger, consolidation or transfer of all or part of the division, business or operation of the Company that employs the Employee or to which at least 80% of the Employee’s time was dedicated prior to the acquisition, merger, consolidation or transfer. Any assignment by the Company under this Section 10 may be without the knowledge or consent of, or notice to, the Employee.
11.     Damages Presumption. If the Employee violates any restriction of Section 5 or Section 6 of this Agreement, directly or indirectly, all services provided or sales of goods made by the Employee (or the company or entity with which he/she she is associated) in competition with the Company, the Company shall be entitled to a presumption that such sales of goods or services would have been made by the Company but for the Employee's violation of the restriction.
12.     Independent Covenants. The obligations of Sections 1, 2, 3, 4, 5, 6, 7, 8, 13, and 15 of this Agreement are obligations not dependent upon any other provision of (i) this Agreement or (ii) any other agreement between the parties to this Agreement, specifically including but not limited to any compensation agreement.

13.     Company Property: Employee's Duty to Return Company Property. All products, customer correspondence, internal memoranda, recipes, menus, training manuals, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, computers, cell phones, blackberries, all documents containing or embodying Proprietary Information and all other like equipment and information or products of the Company, including all copies, duplications, replications, and derivatives of such information or products, now in the possession of the Employee or acquired by the Employee in connection with the Employee's employment or association with the Company, is the exclusive property of the Company and shall be returned to the Company no later than the date of the Employee's exit interview with the Company.

Exhibit 10.4

14.     Waiver. The waiver by the Company of a breach or threatened breach of any obligation of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee. The refusal or failure of the Company to enforce any obligation of this Agreement (or any similar agreement) against any other employee, agent, or independent contractor, for any reason, is not a defense to the Company's enforcement of any similar obligation, nor shall it give rise to any claim or cause of action by the Employee against the Company.
15.     Cooperation. The Employee shall cooperate fully, with all reasonable requests for information and participation by the Company, its agents, or its attorneys, in prosecuting or defending claims, causes of action(s), suits, and disputes brought on behalf of or against the Company and in which the Employee is involved or about which the Employee has knowledge.
16.     Survival of Obligations. The rights, responsibilities, and duties of the parties to this Agreement, and the covenants and agreements contained in this Agreement, shall survive the termination of the Employee's employment or association with the Company, shall continue to bind the parties, and shall continue in full force and effect until every obligation of the parties pursuant to this Agreement (and any document or agreement incorporated herein by reference) has been fully performed.
17.     Consideration. The Employee expressly acknowledges and agrees that (i) the Company's execution of this Agreement, (ii) Employee’s continued employment with the Company, and (iii) the Company's grant of equity awards to the Employee pursuant to the Plan constitute full, adequate, and sufficient consideration to Employee from the Company for the duties, obligations, and covenants of the Employee under this Agreement.
18.     Rules of Construction and Interpretation.
(a)     Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matters of this Agreement, and it supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters of the Agreement. Except as otherwise provided in this Agreement (such as in Section 6), no covenant, representation, or condition not expressed in this Agreement, or in an amendment made and executed in accordance with the provisions of the sub-paragraph (b) of this Section is binding upon the parties or shall affect or be effective to interpret, change, or restrict the provisions of this Agreement.
(b)     Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed by the Employee and an authorized officer of the Company.
(c)    Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof. The Employee agrees that any action regarding this Agreement or the Employee’s employment with or separation from the Company must be brought and prosecuted in the Arkansas state or federal courts where the Company’s corporate offices are located, and the Employee will not dispute that personal jurisdiction or venue is appropriate and convenient in those courts.
(d)     Severability. If any paragraph, subparagraph, or provision of this Agreement, or the application of such paragraph, subparagraph, or provision, is held invalid by a court of competent jurisdiction, the remainder of the Agreement, and the application of such paragraph, subparagraph, or provision to persons or circumstances other than those with respect to which it is held invalid, shall not be affected.
(e)     Background, Headings and Captions. The background information is incorporated into and made a part of this Agreement. The titles and captions of sections and subsections contained in this Agreement are provided for convenience of reference only, and are not part of this Agreement for purposes of interpreting or applying any term or provision of this Agreement; such titles or captions are not intended to define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms or provisions in any manner or way whatsoever.
(f)    Not Applicable to the Practice of Law. Should the Employee be licensed to practice law in a state or states of the United States, no provision of this Agreement shall restrict or in any way limit the Employee's right to practice law.
19.     Acknowledgments. THE EMPLOYEE HEREBY ACKNOWLEDGES THAT HE/SHE HAS BEEN PROVIDED THE OPPORTUNITY TO THOROUGHLY REVIEW THIS AGREEMENT PRIOR TO ACCEPTING IT, THAT HE/SHE HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY THE EMPLOYEE'S OWN ATTORNEY PRIOR TO ACCEPTING IT, AND THAT HE/SHE FULLY UNDERSTANDS THE PURPOSES AND EFFECTS OF THIS AGREEMENT.

Exhibit 10.4

Please indicate your acknowledgment and acceptance of the foregoing Agreement where indicated below.

Signature:            Electronic

Printed Name:          Participant Name

Date:                          Date and Time of Acceptance

Exhibit 10.4

EXHIBIT A
Certificate of Conclusion of Employment

I, __________________________ [print name], hereby certify that I have complied with all of my obligations under the Non-Competition, Non-Solicitation and Confidentiality Agreement dated __________________________ [insert date] between Tyson Foods, Inc., including its subsidiaries and affiliates, and me (the "Agreement"), and I hereby acknowledge my continuing obligations under the Agreement.

Signed:
Printed Name:
Dated: